CEMIG’S CODE OF CONDUCT

Review 2022

Contents

MESSAGE FROM THE BOARD OF DIRECTORS	2
APPLICABILITY	3
ETHICAL PRINCIPLES	3
i.	Health and Safety	3
ii.	Integrity and Compliance	3
iii.	Commitment to Clients	3
iv.	Respect, Diversity, Appreciation, and Recognition	3
v.	Sustainability	4
vi.	Governance, Transparency, and Commitment to Stakeholders	4
RULES OF CONDUCT		4
1.	Work Environment	4
a)	Management and professional performance	4
b)	Harassment and other discriminatory conducts	5
c)	Preservation and protection of the Company's brand and assets	5
d)	Conflicts of interest	5
e)	Prevention to fraud and corruption	6
f)	Accounting and financial information	7
g)	Information processing and personal data protection	7
h)	Internet, e-mail, and other means of communication	8
2.	Relationship with stakeholders	8
a)	With suppliers, contractors, and sub-contractors	9
b)	With society and clients	10
c)	With the media, market, and investors	10
d)	With government bodies and entities	11
e)	Between companies of the “Cemig Group”	11
f)	Defense of free competition	11
MANAGEMENT OF ETHICAL PROCESSES		12
i.	Whistleblowing Channel and Duty to Report	12
ii.	Cemig’s Ethics Committee	12
iii.	Guarantee of Non-Retaliation and Non-Identification	12
	Disciplinary and Accountability Measures	13

1 of 13

MESSAGE FROM THE BOARD OF DIRECTORS

Cemig respects ethical principles and is committed to disseminating them through this Code. We are aware of the importance of these principles and must use them in our activities to guide our professional conduct.

By doing so, we reinforce our purpose, mission, and values that guide our actions and behavior with our stakeholders.

Purpose: to transform lives with our energy.

Mission: to provide integrated solutions for clean and accessible energy to society, in an innovative, sustainable, and competitive way.

Values: respect for life, integrity, value generation, sustainability and social responsibility, commitment, and innovation.

The matters addressed herein are considered a priority. However, they certainly do not exhaust all circumstances that may exist. When interpreting any of the provisions in this Code of Conduct, we must seek the one that best reaffirms its existence, importance and application.

Ethical behavior is non-transferable and must be followed by each individual.

2 of 13

APPLICABILITY

All employees of Cemig, Cemig GT, Cemig D and other wholly owned subsidiaries must comply with this Code in the relationships that are established as a result of the Company's activities with all its interested parties.

It also serves as guidance for companies in which Cemig has a direct or indirect equity interest.

All contracts, agreements, and legal transactions signed with third parties must follow this Code of Conduct and third parties must respect and be guided by this Code in all activities carried out by on behalf of Cemig.

Employees refer to: administrators, fiscal councilors, members of statutory committees, employees, interns, and outsourced parties. Third parties refer to: contractors, subcontractors, and partners. Stakeholders refer to: clients, shareholders, investors, employees, suppliers, public authorities, and society in general.

ETHICAL PRINCIPLES

i.	Health and Safety

For Cemig, the Health and Safety of its employees and the population is a basic principle. In this sense:

√ We provide a safe working environment and conditions, in compliance with legislation and internal rules.

√ We seek solutions for situations that may put the safety of the workforce and population at risk.

√ We refuse to carry out activities that do not comply with current rules or that have unsafe conditions.

ii.	Integrity and Compliance

We require moral and ethical behavior from all our employees, in compliance with laws, regulations, this Code of Conduct, and all the Company’s internal rules.

iii.	Commitment to Clients

We are committed to serving all our clients with excellence and high-quality services, quickly and effectively to meet their needs.

iv.	Respect, Diversity, Appreciation, and Recognition

We respect and follow the principles of the Universal Declaration of Human Rights of the United Nations, the fundamental work standards of the ILO - International Labor Organization, and the UN Global Compact, to which Cemig is a signatory. We do not tolerate any abuse or violation of Human Rights, nor any forms of forced labor, child labor, moral or sexual harassment, and discrimination.

3 of 13

We guarantee all employees equal working conditions and treatment, without discrimination regarding personal appearance, physical or health condition, skin color, marital status, gender, age, language, nationality, political or other opinion, social origin, sexual orientation, race, religion, or any other condition that is not strictly linked to professional skills. We value and support diversity in our corporate environment.

v.	Sustainability

It is our duty to seek balance between environmental, social, and economic pillars to ensure the Company’s perpetuity. We are committed to economic, financial, regulatory, environmental, and social corporate sustainability when carrying out all our actions. We are aware of the Company's leading role in the different areas where it operates.

vi.	Governance, Transparency, and Commitment to Stakeholders

We adopt the best corporate governance practices (transparency, accountability, equality, and corporate responsibility) in relationships with our managers, employees, contractors, shareholders, investors, market analysts, auditors, clients, society, government, and regulatory and supervisory bodies.

RULES OF CONDUCT

1.	Workplace Environment

a)      Management and professional performance

Our managers must:

√ Lead by example.

√ Promote a corporate culture with ethical, honest, and transparent behavior.

√ Guide employees in complying with all applicable regulations.

√ Act with independence and integrity, and watch over the interests of the companies belonging to the “Cemig Group”.

These attributions are part of the leadership role and delegating them dose not exempt from responsibility.All employees must:

√ Be aware of the risks to which they are exposed and carry out their activities in a preventive and responsible manner.

4 of 13

√ Act according to the highest levels of ethical and integrity standards described herein when carrying out their professional duties.

√ Comply with all applicable regulations.

√ Report suspected misconduct or non-compliance with legislation, regulation, internal rules, or this Code.

√ Receive training, at least once a year, on this Code of Conduct.

√ Disseminate and practice this Code on a daily basis.

b)      Harassment and other discriminatory conducts considered unacceptable:

× Sexual harassment, characterized by the embarrassment of any person through verbal, non-verbal, or physical insinuations that aim at obtaining sexual advantages or favors.

× Moral harassment or bullying, characterized by the exposure of any personal individual to embarrassing and humiliating situations during the exercise of their function, repeatedly and for extended periods.

× Any discriminatory conduct or action that exposes clients, employees or any person to embarrassing and humiliating situations.

c)	Preservation and protection of the Company's brand and assets

The Company's assets includes its brand, financial resources, fixed and movable assets, equipment, tools, supplies, facilities, systems, data, information, technology, documents, know-how, domains, patents, copyrights, and any other resources or assets intended to promote its activities.

Our employees are responsible for:

√ Defending and protecting our brand and intellectual property rights.

√ Using the institution's assets in a responsible and safe way.

d)	Conflicts of interest

Conflict of Interest refers to the overlapping of private interests (financial, family, affective relationships, among others) with the interests of Cemig that can result in decisions and results that are harmful to the Company.

To avoid such situations, it is necessary that:

√ All decisions and professional activities are carried out in the Company’s sole interest.

5 of 13

√ All employees ensure their actions are based on integrity, transparency, and professionalism, to the extent that, under no circumstances, their actions are guided by personal interests that are harmful to the Company's interests.

We consider the following unacceptable:

× Corporate ties, personal or by means of a spouse, partner, or family members, with Cemig’s service and goods suppliers, partners, or competitors, if the position held by the employee has the power to influence decisions, transactions, or access to privileged information.

× Actions that favor relatives or use of influence to obtain undue personal advantages or to benefit third parties.

× An employee maintaining external private professional activities that conflict with the interests of Cemig, or carrying out such actions without notifying his/her immediate superior or collegiate body of which he/she is a member.

× Carrying out transactions for personal interest based on information from Cemig, or transactions that may harm the employee’s own functional responsibilities.

× Using Cemig's equipment or facilities for personal benefit (financial or any other type of advantage).

× Receiving or offering gifts and courtesies in situations that can be characterized as a conflict of interest.

e)	Prevention to fraud and corruption

We conduct our activities with integrity and transparency, therefore, we consider the following as unacceptable:

× Dishonest, unethical, immoral and fraudulent behavior that characterize abuse of trust, bad faith, or lack of assiduity.

× Fraudulent actions, misconducts, theft, money laundering, or concealment of assets, rights, and values.

We do not tolerate or condone any kind of corruption, either public or private. The employee is responsible for his/her actions and must not, when acting on behalf of Cemig:

× Promise, receive, pay, offer or give, directly or indirectly, any undue personal advantages or to benefit third parties, either public or private.

× Receive any amounts from clients, in cash, when performing services.

× Prevent, disrupt or defraud bids, contracts or any related act.

× Unduly remove, or seek to remove, a bidder.

× Obtain undue advantage or reward for signing, modifying or extending a contract or contractual terms.

6 of 13

× Manipulate or defraud the economic-financial balance of contracts.

× Create difficulties in investigations or intervene in the actions carried out by inspection and control bodies, either internal or external.

f)	Accounting and financial information

Accounting and financial transactions carried out on behalf of Cemig must be properly recorded and must reflect its actual equity, financial and economic situation, pursuant to current rules and other applicable regulations.

We must:

√ Maintain standardized practices, processes, and systems to ensure all operations are approved and recorded in compliance with applicable financial, accounting and legislation standards.

√ Ensure equal access to accounting and financial information, in compliance with capital market regulations, both domestically and in countries where Cemig’s securities are traded.

√ Ensure the integrity of accounting and financial information.

g)	Information processing and personal data protection

All material information must be adequately classified in terms of level of confidentiality, in addition to being properly processed, documented and stored. We must:

√ Ensure adequate protection of the information we have access to.

√ Ensure the information is complete, correct, accurate, reliable, auditable, undergo periodic revisions, and have sufficient data for its correct understanding and consequences.

√ Adopt technical and administrative measures capable of protecting confidential information and personal data from unauthorized access and against destruction, leakage, loss, alteration, accidental or unlawful communication or disclosure.

√ Allow material information about Cemig to be widely and unrestrictedly disclosed, except for privileged information in which confidentiality is essential.

The Company's confidential information must not:

× Be disclosed or distributed to any person, inside or outside Cemig, that has not been duly authorized by the responsible area to receive such information.

Regarding Protection of Personal Data, it is necessary to:

√ Respect the privacy of the holders of personal data.

√ Process personal data only when required and exclusively for legitimate, specific, explicit, and purposes that are informed to the holder.

7 of 13

√ Ensure the holders of personal data easy, free, and clear consultation on the form and use of personal data.

h)	Use of information technology equipment and services

Internet access and use of telephones, emails, software, hardware, pen drives, external disks, cloud storage, or any other type of media or electronic system are means made available by the Company strictly for professional use. All written information or those stored in electronic media belongs to Cemig and will be monitored.

Employees must:

√ Make responsible use of resources containing information and communication technology.

It is prohibited to:

× Cause or allow breaches to security or disruption of network communication.

× Reveal passwords and allow others to use it.

× Circulate or store messages with pejorative, pornographic, or discriminatory content on the Company's computers.

× Install programs without prior authorization from the information technology area.

× Disclose information owned by Cemig that has not been authorized.

× Spread fake news and rumors in the corporate environment.

× Access or extract, without proper authorization, information, processes, databases, methodologies, software, among others, for a purpose other than for the execution of professional activities.

2.	Relationship with stakeholders

Our relationship with stakeholders is based on clear and objective criteria, such as: quality, service, price, transparency, and sustainability, in addition to reliability and integrity. All employees must:

√ Build relationships of trust, integrity, and respect with all stakeholders.

8 of 13

√ Take actions to strengthen Cemig's reputation as an honest, transparent, and impartial organization that maintains ethical values in the relationships with all parties.

√ Establish relationships with Institutions and people who, like Cemig, comply with current legislation and operate with honesty and integrity in all aspects.

√ Seek ethical and sustainable economic and financial gains for the Company, in addition to image gains.

√ Be committed to excellence in service to clients, suppliers and partners, valuing objectivity, competence, transparency, and integrity.

a)	With suppliers, contractors, and sub-contractors

In the relationship with suppliers, contractors, and subcontractors, we must commit to:

√ Selecting and hiring parties under equal conditions and in compliance with constitutional principles and current regulations.

√ Acting diligently in contract management, inspection, and accountability, as necessary, when non-compliance is identified.

√ Ensure the quality of these relationships, respect contracts, and act with transparency and integrity.

√ Be accompanied, whenever possible, by another employee when participating in professional meetings, gatherings, or similar.

√ Maintain confidentiality, as appropriate, regarding signed contracts, registrations, information, operations, and hired services.

√ Ensure Cemig's interests in the hiring process by monitoring and inspecting contracts.

The Company considers the following unacceptable:

× Maintain relationships with companies that are involved in corruption schemes, where there is a conflict of interest or violation of law.

× Hiring companies that use child labor, slave or slave-like labor, or that exercise any form of physical or moral coercion and discrimination, or that violate human rights.

In addition, with suppliers, contractors, and sub-contractors, we must also commit to:

× Provide access to all data, documents, and facilities related to activities for the “Cemig Group”, for audit and inspection purposes by internal and external control bodies.

× Comply with the rules inherent to sustainable development, inspect actions by subcontractors, being directly and jointly responsible for their actions, under the terms of this Code of Conduct, that affect or may affect the “Cemig Group”, always respecting and disseminating these principles and guidelines.

9 of 13

× Respect competition ethics to not allow acts of market concentration, cartel formation, kickbacks, bribery, and coercion.

b)	With society and clients

We are committed to excellence in the services we provide and the relationships we maintain with our clients and society in general. We recognize our corporate responsibility and role as an active member of society. Therefore, it is indispensable to:

√ Relate with our clients respectfully and cordially, always seeking to improve the quality of services, respecting criteria and service deadlines.

√ Present reliable, accurate, transparent, objective and timely information, acting proactively to meet client needs and to seek solutions.

√ Offer guidelines on how to use energy in an environmentally appropriate, sustainable and responsible way.

√ Execute our activities while always considering possible positive and negative impacts on society.

√ Provide guidance to our clients and society regarding safety measures when dealing with the network, electrical installations, and energy conservation.

√ Provide guidance to our clients regarding the use of existing channels for complaints and claims.

√ Disseminate the good practices provided for in this Code of Conduct.

c)	With the media, market, and investors

We consider the population's right to be informed on matters of public interest to be legitimate, and we understand it is the media’s role is to gain access and disseminate this information. Therefore, we seek to provide information and respond to requests, as appropriate, and we use our right to not speak out on issues that are contrary to our interests and we maintain strategic information confidential.

Below are Cemig’s conduct criteria in its relations with the market and investors:

√ Only professionals appointed to act as spokespersons are authorized to speak on behalf of Cemig.

√ Take accountability on the quality, security, and veracity of the information provided, in addition to opinions issued, respecting and not disclosing information that is strategic, confidential, under investigation, or outside your responsibilities and activities.

√ Do not provide comments, unless authorized by the competent area, with the knowledge of your direct superiors and always follow Cemig's guidelines.

10 of 13

d)	With government bodies and entities

We value integrity in our relationships with public bodies and government entities. We must:

√ Respond in a diligent, transparent, and timely manner to requests received, forwarding all documentation and inquiries that come from other public bodies or that must be sent to them.

√ Keep corporate decisions free from partisan or ideological preferences.

√ Respect the political participation and opinion of employees, on a personal basis. Such practices shall not represent Cemig's position, nor constitute as institutional support, even if indirectly.

It is unacceptable to:

× Take actions that aim at the private appropriation of public resources.

× Corrupt public officials and government officials.

e)	Between companies of the “Cemig Group”

Aiming to provide greater transparency and compliance in the relationships between the companies of the “Cemig Group”, it is fundamental that we:

√ Execute and act with transparency in all transactions carried out between the companies of the “Cemig Group”, complying with the best market practices and legal and regulatory standards.

√ Report any information from the companies of the “Cemig Group” to their parent companies in a timely manner, as requested.

f)	Defense of free competition

We are committed to the Defense of Free Competition and we must:

√ Ensure the opportunity to compete in a fair, honest, and balanced way.

√ Maintain respectful, cordial, and professional relationships with competitors.

Therefore, we do not admit:

× Any contact with competing entities that is aimed at defrauding, preventing, restricting, or distorting free competition.

11 of 13

MANAGEMENT OF ETHICAL PROCESSES

i.	Whistleblowing Channel and Duty to Report

Cemig encourages its clients, employees, contractors, subcontractors, and third parties in general to express their concerns in an open, transparent, and direct manner.

Any and all signs of misconduct, non-compliance with legal and regulatory rules, or with this Code and internal rules, must be reported to Cemig through our Whistleblowing Channel.

The justification of the complaint is essential for its investigation. Therefore, it is always important to provide as much detailed information as possible, indicating what happened, the names of the parties involved, when, where and how it happened, and if it the situation is still happening. The absence of objective facts and summarized or generic claims harm and delay the investigation, compromising the outcome.

Complaints may also be forwarded to any of Cemig’s managers. If an employee receives a complaint regarding non-compliance with this Code, he/she must immediately submit it to the Whistleblowing Channel.

Our Whistleblowing Channel is independent, respects anonymity, guarantees confidentiality and is available on Cemig's website and on its intranet. It is the permanent communication channel, both for the internal and external public, dedicated to receiving complaints and reports regarding ethical matters that are forwarded to Cemig's Ethics Committee.

ii.	Cemig’s Ethics Committee

Cemig's Ethics Committee is a permanent body, comprised of members of the management team and has the following minimum attributions:

√ Ensure the proper investigation of all complaints received and recommend the application of disciplinary measures, as necessary.

√ Investigate allegations of retaliation.

√ Answer ethical inquiries.

√ Coordinate actions to update this Code of Conduct.

iii.	Guarantee of Non-Retaliation and Non-Identification

Those who report non-compliance with laws, regulations, this Code, or internal rules have the right to remain anonymous during investigations, as well as not be retaliated against for using their right to report.

The duty to not retaliate extends to everyone who has access to the report, who also have a duty to not spread any information related to it.

12 of 13

iv.	Disciplinary and Accountability Measures

Failure to comply with the Code of Conduct, policies, regulations, guidelines, principles, internal procedures, or current legislation can have serious consequences for the parties involved, the Company, its Management, and society in general.

After reports of misconducts have been filed, investigation processes must be initiated and, as necessary, disciplinary or punitive measures shall be applied to the responsible parties, always respecting the right to contradictory and full defense, with all means of evidence admitted by law.

When misconducts have been proved, measures shall be applied according to the seriousness of the acts, ranging from verbal or written warning, suspension, or more serious sanctions, such as: dismissal for justifiable cause; termination of employment contracts, services contracts or partnership agreements, among others; compensation for damages, as well as the notification of the facts to competent authorities, in which the responsible parties shall be liable to administrative, civil or criminal proceedings, as appropriate and based on the seriousness of the misconduct.

The identification of specific situations may result in corrective actions or improvement of existing normative instruments, training, among others.

The provisions of this Code must be strictly complied with in such a way that misconducts shall not be tolerated and all complaints received must be investigated in a timely manner, ensuring Cemig the ability to take adequate measures to protect its interests and assets, and the Company shall have the right to compensation in situations in which it was impacted.

13 of 13